TWENTIETH CENTURY INVESTORS, INC.

                             ARTICLES SUPPLEMENTARY

         TWENTIETH CENTURY INVESTORS, INC., a Maryland corporation whose principal Maryland office is located in Baltimore, Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article SEVENTH of the Charter of the Corporation, the Board of Directors of the Corporation has duly established sixteen (16) different series for the Corporation's stock (each hereinafter referred to as a "Series") and allocated Three Billion Four Hundred Eighty Six Million (3,486,000,000) shares of the Eleven Billion One Hundred Million (11,100,000,000) shares of authorized capital stock of the Corporation, par value One Cent ($.01) per share for an aggregate par value of One Hundred Eleven Million Dollars ($111,000,000), among such Series as follows:

Series                                                   Number of Shares                  Aggregate Par Value

Growth Investors                                           230,000,000                          $2,300,000
Select Investors                                           150,000,000                           1,500,000
Ultra Investors                                            600,000,000                           6,000,000
Vista Investors                                            110,000,000                           1,100,000
Heritage Investors                                         120,000,000                           1,200,000
Giftrust Investors                                          20,000,000                             200,000
Balanced Investors                                          60,000,000                             600,000
Cash Reserve                                             2,000,000,000                          20,000,000
U.S. Governments Short-Term                                 60,000,000                             600,000
Long-Term Bond                                              21,000,000                             210,000
Tax-Exempt Intermediate-Term                                14,000,000                             140,000
Tax-Exempt Long-Term                                        11,000,000                             110,000
Tax-Exempt Short-Term                                       30,000,000                             300,000
U.S. Governments Intermediate-Term                          20,000,000                             200,000
Limited Term Bond                                           20,000,000                             200,000
Intermediate-Term Bond                                      20,000,000                             200,000


The par value of each share of stock in each Series is One Cent ($0.01) per share.

         SECOND: Except as otherwise provided by the express provisions of these Articles Supplementary, nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors to serialize, classify or reclassify and issue any unissued shares of any Series or any unissued shares that have not been allocated to a Series, and to fix or alter all terms thereof, to the full extent provided by the Charter of the Corporation.

         THIRD: A description of the Series, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption is set forth in the Charter of the Corporation and is not changed by these Articles Supplementary, except with respect to the creation of the various Series.

         FOURTH: The Board of Directors of the Corporation duly adopted resolutions dividing into Series the authorized capital stock of the Corporation and allocating shares to each Series as set forth in these Articles Supplementary.

         IN WITNESS WHEREOF, TWENTIETH CENTURY INVESTORS, INC. has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its Vice President and its corporate seal to be hereunto affixed and attested to by its Secretary on this 24th day of April, 1995.

ATTEST:                                     TWENTIETH CENTURY INVESTORS, INC.


/s/ William M. Lyons                              By:     /s/ Patrick A. Looby
Name: William M. Lyons                            Name: Patrick A. Looby
Title: Secretary                                  Title: Vice President


         THE UNDERSIGNED Vice President of TWENTIETH CENTURY INVESTORS, INC., who executed on behalf of said Corporation the foregoing Articles Supplementary to the Charter, of which this certificate is made a part, hereby acknowledges, in the name of and on behalf of said Corporation, the foregoing Articles Supplementary to the Charter to be the corporate act of said Corporation, and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects under the penalties of perjury.



Dated:  April 24, 1995                         /s/ Patrick A. Looby
                                               Patrick A. Looby, Vice President